Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), made between Prelude Therapeutics Incorporated, a Delaware corporation (the “Company”), and Deborah Morosini (“Executive” and, collectively with the Company, the “Parties”), is entered into as of December 19, 2020 (the “Effective Date”).

WHEREAS, the Company desires to continue to employ Executive as the Company’s Executive Vice President and Chief of Clinical Affairs, and Executive desires to continue to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Employment by the Company.

1.1 Employment. This Agreement shall govern the terms of Executive’s employment with the Company, effective as of the Effective Date.

1.2 Position. Executive shall continue to serve as the Company’s Executive Vice President and Chief of Clinical Affairs. During the term of Executive’s employment with the Company hereunder, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except as otherwise set forth in Section 11.1.

1.3 Duties and Location. Executive shall perform such duties as are typically performed by an Executive Vice President and Chief of Clinical Affairs. Executive will report to the Company’s Chief Executive Officer. Executive’s primary office location shall be at Executive’s current principal place of residence in New York, New York. Company and Executive acknowledge that when travel is feasible and in accordance with public health measures and guidelines in connection with the COVID-19 pandemic, Executive shall spend a certain amount of time each month at the Company’s office located in Wilmington, Delaware, to be mutually agreed by the Parties from time to time.

1.4 Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of three hundred twenty-five thousand four hundred U.S. Dollars ($325,400) per year (such base salary, as in effect from time to time, the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2 Bonus. Executive will be eligible for an annual discretionary bonus with a target amount equal to 40% of Executive’s Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the board of directors of the Company (the “Board”) or the compensation committee thereof in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board or the compensation committee thereof. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before any Annual Bonus is paid.

3. Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.

4. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5. Termination of Employment; Severance.

5.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. In the event Executive’s employment relationship is terminated for any reason, Executive shall be entitled to receive Executive’s earned but unpaid Base Salary, unreimbursed business expenses properly incurred by Executive pursuant to Section 4 and any other compensation or benefit earned by or owed to (but not yet paid to) Executive through and including the date of termination, payable in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated, or at such other date as shall be specified under the terms of the employee benefit plan pursuant to which such compensation or benefit is payable. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

5.2 Severance Benefits for Termination Without Cause Unrelated to a Change of Control. In the event Executive’s employment with the Company is terminated by the Company without Cause prior to a Change of Control (as defined below) or more than twelve (12) months following a Change of Control, the Company shall provide Executive with the following payments and benefits, provided that Executive remains in compliance with the terms of this Agreement and the Restrictive Covenant Agreement (as defined below) and subject to Section 6 below:

(i) The Company shall pay Executive, as severance, the equivalent of nine (9) months of Executive’s Base Salary as in effect as of the date of Executive’s employment termination. This severance will be paid in the form of salary continuation, payable on the Company’s regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after Executive’s termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay.

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(ii) Provided that Executive is then eligible for and timely elects continued coverage under COBRA, the Company shall directly pay, or reimburse Executive for, the monthly COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on Executive’s termination date and ending on the earliest to occur of: (a) nine (9) months following Executive’s termination date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during this time period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

5.3 Severance Benefits for Termination Without Cause or Resignation with Good Reason Related to a Change of Control. In the event Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason in each case during the twelve (12) month period immediately following a Change of Control, the Company shall provide Executive with the following payments and benefits, provided that Executive remains in compliance with the terms of this Agreement and the Restrictive Covenant Agreement and subject to Section 6 below:

(i) The Company shall pay Executive, as severance, the equivalent of twelve (12) months of Executive’s Base Salary as in effect as of the date of Executive’s employment termination (disregarding any change to Executive’s Base Salary giving rise to Good Reason). This severance will be paid in the form of salary continuation, payable on the Company’s regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after Executive’s termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay.

(ii) In addition, the Company shall pay Executive, as severance, an amount equal to one hundred percent (100%) of Executive’s target annual bonus as in effect as of the date of Executive’s employment termination (disregarding any change to Executive’s Base Salary giving rise to Good Reason), payable in a lump sum, less deductions and withholdings, at the same time as the first severance payment described in Section 5.3(i) above. For the avoidance of doubt, the amount payable pursuant to this Section 5.3(ii) shall not be subject to proration based on the portion of the year elapsed as of the date of termination.

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(iii) Provided that Executive is then eligible for and timely elects continued coverage under COBRA, the Company shall directly pay, or reimburse Executive for, the monthly COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on Executive’s termination date and ending on the earliest to occur of: (a) twelve (12) months following Executive’s termination date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during this time period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

(iv) The vesting of all unvested equity-based incentive compensation awards outstanding as of the date of such Change in Control and held by Executive as of the date of such termination shall be accelerated such that 100% of the shares underlying such awards shall be deemed immediately vested and exercisable; provided that, in the case of any unvested equity-based incentive compensation awards that are subject to performance-based vesting terms as of the date of such termination, the treatment of such performance-based vesting conditions shall be governed by the applicable equity plan and award agreement.

5.4 Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i) If Executive resigns for any reason prior to or more than twelve (12) months following a Change in Control, resigns without Good Reason within the twelve (12) months following a Change in Control, or the Company terminates Executive’s employment for Cause, Executive shall not be entitled to receive any payments or benefits under this Agreement, other than as set forth in Section 5.1.

(ii) Executive’s employment shall terminate automatically upon Executive’s death or Total Disability. “Total Disability” shall mean Executive’s inability, with reasonable accommodation, to perform the duties of Executive’s position for a period or periods aggregating ninety (90) calendar days in any period of one hundred eighty days (180) consecutive days as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control. Executive and the Company hereby acknowledge that Executive’s ability to perform the duties specified in Section 1 is the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board or the compensation committee thereof of Executive’s Total Disability. In the case of termination of employment under this Section 5.4(ii), Executive shall not be entitled to receive any payments or benefits under this Agreement, other than as set forth in Section 5.1.

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6. Conditions to Receipt of Severance Benefits. As a condition to receiving the payments and benefits set forth in Section 5.2 and Section 5.3, (i) Executive must execute and deliver to the Company a release of claims in a form reasonably acceptable to the Company and such release must have become effective and the revocation period provided therein must have expired without Executive having revoked such release within the 60-day period following the date of termination, and (ii) Executive must not have revoked or breached the provisions of such release or breached the provisions of the Restrictive Covenant Agreement. In the event that Executive does not execute and deliver such release, such release does not become effective and irrevocable within such period or Executive revokes or breaches the provisions of the release or breaches the provisions of the Restrictive Covenant Agreement, Executive (A) will be deemed to have voluntarily resigned Executive’s employment hereunder without Good Reason, (B) will not be entitled to the payments, benefits or accelerated vesting described in Section 5.2 or Section 5.3 and (C) will be required to reimburse the Company, in cash within five business days after written demand is made by the Company therefore, for an amount equal to the value of any payments or benefits Executive received pursuant to Section 5.2 or Section 5.3.

7. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. All payments and benefits that are payable upon a termination of employment hereunder shall be paid or provided only upon Executive’s “separation from service” from the Company (within the meaning of Section 409A). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon termination set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s termination with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 7 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

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8. Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then, Executive’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following order: (i) reduction of cash payments, (ii) cancellation of accelerated vesting of equity awards, and (iii) reduction of other benefits payable to Executive. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

9. Definitions.

9.1 Cause. For purposes of this Agreement, “Cause” for termination will mean: (i) a material breach of any of Executive’s obligations or duties pursuant to this Agreement or the Restrictive Covenant Agreement, which remains uncured seven days after Executive becomes aware of the breach by formal written notification by the Company; (ii) gross negligence, willful misconduct or breach of fiduciary duty in the course of employment; (iii) any action or activity that is contrary to applicable insider trading rules or any other applicable securities rules or legislation; (iv) a material act or omission involving substantial dishonesty or fraud that harms or would reasonably be expected to harm the Company; or (v) commission of, conviction or indictment for, or plea of no contest to, any felony (or state law equivalent) or any crime involving moral turpitude.

9.2 Good Reason. For purposes of this Agreement, “Good Reason” will mean any of the following actions taken by the Company without Executive’s prior written consent: (i) a material adverse change in Executive’s position, title, office or duties or assignment of any significant duties to Executive that are materially inconsistent with

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the position or offices held by Executive; (ii): Executive no longer serving as a Section 16 officer or, if the Company’s ultimate parent following a Change in Control is not a public company, not reporting to the Chief Executive Officer of the Company’s ultimate parent); (iii) a decrease in Executive’s base salary by more than 10% (other than in connection with a broad-based reduction in the base salaries of all other officers of the Company); or (iv) a relocation that increases Executive’s one-way commute by more than 25 miles. In order to resign for Good Reason, Executive must provide written notice to the Company’s Chief Executive Officer within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of such cure period.

9.3 Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of one or more of the following: (a) a merger, a consolidation, a reorganization or an arrangement that results in a transfer of more than fifty percent (50%) of the total voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (b) a direct or indirect sale or other transfer of beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (c) a direct or indirect sale or other transfer of the right to appoint more than fifty percent (50%) of the directors of the Board or otherwise directly or indirectly control the management, affairs and business of the Company to a person or a group of persons different from a person or a group of persons holding this right immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (d) a direct or indirect sale or other transfer of all or substantially all of the assets of the Company to a person or a group of persons different from a person or a group of persons holding those assets immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); or (e) a complete liquidation, dissolution or winding-up of the Company; provided, however, that a Change in Control will not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company, of voting securities of the Company or any rights to acquire voting securities of the Company which are convertible into voting securities.

10. Proprietary Information Obligations. As a condition of employment, Executive has previously executed and shall continue to abide by the Employee Proprietary Information, Restrictive Covenant and Invention Assignment Agreement attached here to as Exhibit A (the “Restrictive Covenant Agreement”).

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11. Outside Activities During Employment.

11.1 Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, provided that they do not violate the Restrictive Covenant Agreement. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. In addition, Executive may serve as a member of the scientific advisory boards of the TargetCancer Foundation and Upstage Lung Cancer. Additionally, Executive may continue to perform service pursuant to Executive’s advisor agreement with Syndax Pharmaceuticals, Inc., dated August 8, 2019, as amended.

11.2 No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

12. Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Wilmington, Delaware conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules or by another arbitration company if mutually agreed upon by Executive and Board. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

13. General Provisions.

13.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

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13.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

13.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.4 Complete Agreement. This Agreement, together with the Restrictive Covenant Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter, and supersedes all prior or contemporaneous offers, negotiations and agreements, whether written or oral, relating to such subject matter, including the offer letter entered into between Executive and the Company as of July 14, 2020. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

13.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

13.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company.

13.8 Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

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13.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

PRELUDE THERAPEUTICS INCORPORATED

By:	/s/ Krishna Vaddi
Title:	Chief Executive Officer

DEBORAH MOROSINI

/s/ Deborah Morosini

[Signature Page to Employment Agreement]

Exhibit A

Employee Proprietary Information, Restrictive Covenant and Invention Assignment Agreement

EMPLOYEE INVENTION ASSIGNMENT, CONFIDENTIALITY,

AND RESTRICTIVE COVENANT AGREEMENT

In consideration of, and as a condition of my employment with Prelude Therapeutics Incorporated, a Delaware corporation with its principal offices in the State of Delaware (the “Company”), I, as the “Employee” signing this Employee Invention Assignment, Confidentiality, and Restrictive Covenant Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

3. Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

4. Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may

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block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

5. Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under applicable law or as otherwise set forth in Exhibit B.

6. Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

7. Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.

8. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such

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as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.

9. Confidentiality. At all times, both during my employment and after its termination, and to the fullest extent permitted by law, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information. Nothing in this Section 9 or otherwise in this Agreement shall limit or restrict in any way my immunity from liability for disclosing the Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit C.

10. Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

11. No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.

12. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

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13. Company Opportunities; No Conflicting Activities. During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

14. Post-Employment Restrictive Covenants.

(a) APPLICABLE TO NON-CALIFORNIA EMPLOYEES ONLY: Non-Competition. I understand that the Company’s interests in protecting its trade secrets, investments, goodwill, and technologies make it reasonable for the Company to ask me to agree that I will not compete with the Company for a reasonable period after the termination of my employment for any reason, whether voluntary or involuntary. Accordingly, I further agree that I will not, during the one-year period following the termination of my employment (the “Post-Employment Period”) and within the Restricted Territory (as defined below), directly or indirectly own, manage, operate, control, be employed by, serve as a consultant to or otherwise participate in any business (including any business in planning or formation) that is or intends to be competitive with, or is engaged in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service that relates in any way to the business then being conducted or planned by the Company and any of its subsidiary or affiliated entities (the “Competitive Business”). The Restricted Territory includes the United States and any other geographic territory in which the Company is then engaged or, at the time of termination is planning to be engaged, in the Competitive Business. It will not be deemed to be a violation of this Section 14(a) for me to make or hold either of the following investments: (a) ownership, as a passive investor, of up to two percent (2%) of any publicly traded company; or (b) an equity interest of up to two percent (2%) in any venture capital fund or other investment vehicle that makes investments in early stage companies so long as I do not participate in or influence the investment decision process of such fund or vehicle. This paragraph 14(a) specifically does not apply to California employees.

(b) APPLICABLE TO NON-CALIFORNIA EMPLOYEES ONLY: Non-Solicitation of Suppliers/Customers. During my employment with the Company and the Post-Employment Period, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company or otherwise divert or attempt to divert business away from the Company, nor will I encourage or assist others to do so. I acknowledge and agree that even after the expiration of the Post-Employment Period, I will not solicit (or encourage or assist others to solicit) any customers or suppliers of the Company if, in so doing, I use or disclose any trade secrets or other Proprietary Information of the Company. This paragraph 14(b) specifically does not apply to California employees.

(c) APPLICABLE TO ALL EMPLOYEES: Non-Solicitation of Employees/Consultants. During my employment with the Company and during the Post-Employment Period (defined above), I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so. This paragraph 14(c) applies to all employees.

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(d) Reasonableness. I acknowledge that the post-employment restrictions on competition and solicitation in this Section 14 are reasonable and necessary, as applicable, in light of the Company’s need to protect its trade secrets and other Proprietary Information and the goodwill of the Company’s business.

15. Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

16. Notification. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

17. Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.

18. Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the state in which I principally perform work for the Company and, for remote employees, reside without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

20. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

21. Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

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22. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

23. Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

24. Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

[Section 25 and signatures follow on the next page.]

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25. Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by the Company, which is July 27, 2020 (the “Effective Date”).

Company:		Employee:
By:	/s/ Brian Piper	/s/ Deborah Morosini
Signature

Name:	Brian Piper	Deborah Morosini
Name (Please Print)
Title:	Chief Financial Officer

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Exhibit A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

             No inventions, improvements, or original works of authorship

             Additional sheets attached

Signature of Employee: /s/ Deborah Morosini

Print Name of Employee: Deborah Morosini

Date: 7/22/20

Exhibit B

EXCLUSION FROM ASSIGNMENT

For California employees: California Labor Code Section 2870

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.

For all employees in other states:

The agreement to assign Inventions to the Company does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, except for those Inventions that either (1) relate directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development or (b) result from any work performed by the employee for the employer.

Exhibit C

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.